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                                  [C & T LETTERHEAD]


                                 [Form of Tax Opinion]






                                ______________, 1997



                                                 T8592-409
Robert J. Aronno
President/Chief Executive Officer
Tinsley Laboratories, Inc.
3900 Lakeside Drive
Richmond, CA  94806

                   Re: Agreement and Plan of Reorganization
                   Among Silicon Valley Group, Inc., SV Acquisition, Inc.
                   and Tinsley Laboratories, Inc., dated as of September 9, 1997
                   -------------------------------------------------------------

Dear Mr. Aronno:

    We have acted as legal counsel to Tinsley Laboratories, Inc., a California corporation ("TLI"), in connection with the proposed merger (the "Merger") of SV Acquisition, Inc., a California corporation ("Merger Sub") and wholly-owned subsidiary of Silicon Valley Group, Inc., a Delaware corporation ("SVG"), with and into TLI, according to the terms and conditions of that certain Agreement and Plan of Reorganization, made and entered into as of September 9, 1997, among SVG, Merger Sub and TLI (the "Agreement") and as described in that certain Form S-4 Registration Statement under the Securities Act of 1933, filed by SVG on ________, 1997 with the Securities and Exchange Commission (the "Registration Statement").

    As a condition precedent of the Merger and pursuant to Section 6.1(d) of the Agreement, SVG and TLI must each have received opinions from their respective tax counsel, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the

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Robert J. Aronno
President/Chief Executive Officer
_______________, 1997
Page 2

Internal Revenue Code of 1986, as amended as of the date hereof (the "IRC"). Accordingly, you have also requested that we provide TLI with such an opinion. This opinion is provided in response to your request. All initially capitalized terms used but not defined in this opinion shall be deemed to have the same meanings as those defined in the Agreement.

     In rendering this opinion, we have examined and are familiar with the Agreement and the Registration Statement, and originals or copies, certified or otherwise identified to our satisfaction, of the following exhibits to the
Agreement: (i) the form of TLI Voting Agreement, (ii) the form of TLI Affiliate Agreement, (iii) the form of Employment Agreement and Noncompetition Agreement, and (iv) the Purchase Price Adjustment Letter Agreement between SVG and TLI (the Agreement and such exhibits are hereinafter collectively referred to as the "Agreement and Exhibits") and such other documents as we deemed necessary or appropriate to enable us to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

    In rendering this opinion, we have relied upon certain prior written representations and warranties of each of SVG, Merger Sub and TLI, respectively, as set forth in the Agreement and Exhibits, including, without limitation, those made pursuant to Section 5.16 of the Agreement stating that no party to the Merger shall take any action either prior to, or after, the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of IRC Section 368(a). We have also relied upon such prior written representations and warranties of each of SVG, Merger Sub and TLI, respectively, made pursuant to that certain Officer's Certificate, dated ________, 1997, as provided to us by SVG, and that certain Officer's Certificate, dated ________, 1997, as provided to us by TLI, and which are expressly incorporated herein by this reference. We have considered only currently applicable provisions of the IRC, the Treasury Regulations promulgated under the IRC, pertinent judicial authorities, interpretive rulings which may be cited as precedent and such other authorities we considered relevant. However, there can be no assurance, and no assurance is given by us, nor should any such assurance be inferred, that subsequent amendments of the IRC, changes to the Treasury Regulations promulgated under the IRC, or the subsequent issuance of judicial authorities and interpretive rulings which may be cited as precedent


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Robert J. Aronno
President/Chief Executive Officer
_______________, 1997
Page 3


may not adversely affect this opinion, or that such subsequent amendments of the IRC, changes to the Treasury Regulations promulgated under the IRC, or the subsequent issuance of judicial authorities and interpretive rulings which may be cited as precedent may not have retroactive effect to the Effective Time of the Merger, or the conversion of TLI Common Stock into shares of SVG Common Stock pursuant to the Merger. We have not undertaken to obtain any advance ruling of the Internal Revenue Service or any other federal or state regulatory authority with respect to any aspect of the Merger, or the conversion of TLI Common Stock into shares of SVG Common Stock pursuant to the Merger. This will confirm your acknowledgment that this opinion has no binding authority or precedential effect whatsoever upon the Internal Revenue Service or any other federal or state regulatory authority.

    Based upon and subject to all of the foregoing, we are of the opinion that (i) the Merger will constitute a reorganization within the meaning of IRC Section 368(a) and (ii) the discussion contained in the Proxy Statement/Prospectus included as part of the Registration Statement entitled "Certain Federal Income Tax Considerations" fairly summarizes the material federal income tax consequences relative to the conversion of TLI Common Stock into shares of SVG Common Stock pursuant to the Merger. Such holders of TLI Common Stock should be aware, however, that while such discussion in our opinion fairly summarizes the application of current law to the Merger and the conversion of TLI Common Stock into shares of SVG Common Stock pursuant to the Merger, there can be no assurance, and no assurance is given by us, nor should any such assurance be inferred, that contrary positions or challenges may not be asserted by the Internal Revenue Service or that the Merger, or the conversion of TLI Common Stock into shares of SVG Common Stock pursuant to the Merger, may not be the subject of audit examination, assessment or deficiency.

    Except as set forth above, we express no other opinion with respect to any federal income tax consequences of the Merger, or the conversion of TLI Common Stock into shares of SVG Common Stock pursuant to the Merger, and no opinion whatsoever as to any property, sales or use, consumption, ad valorem, estate, gift, generation-skipping or other transfer or documentary tax consequences, whether federal, state, local or foreign, nor with respect to any other transaction otherwise contemplated by, or the subject of, the Agreement and Exhibits.

    This opinion is being furnished to you solely on behalf of TLI in connection with

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Robert J. Aronno
President/Chiefe Executive Officer
_______________, 1997
Page 4


the Merger and solely for its use and benefit in connection therewith. It may not be used or relied upon by any other person or entity for any purpose whatsoever and may not be distributed, circulated, quoted or otherwise referred to by any person or entity for any purpose whatsoever without our express prior written consent. Without limiting the generality of the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the disclosure of the name of our firm therein with respect to the requirement of the Agreement that TLI obtain an opinion of its tax counsel with regard to whether the Merger will constitute a reorganization within the meaning of IRC Section 368(a).

                             Very truly yours,



                             CLARK & TREVITHICK,
                             a Professional Corporation